Exhibit 99.1

NEWS ANNOUNCEMENT

Carmike Cinemas Acquires Sundance Cinemas

Acquisition Includes 37 Screens Across Five Theaters

COLUMBUS, Georgia & Los Angeles, California (October 6, 2015) – Carmike Cinemas, Inc. (NASDAQ: CKEC) (“Carmike”), a leading digital cinema, alternative programming and 3-D motion picture presenter, today announced that it has entered into a definitive purchase agreement under which Carmike acquired all of Sundance Cinemas, LLC (“Sundance”) for $36.0 million in cash, subject to customary working capital and other adjustments. The transaction simultaneously closed upon signing of the purchase agreement. Upon completion of this transaction, Carmike operates 274 theatres with 2,909 screens in 41 states.

The acquisition is expected to be immediately accretive (net of one-time transaction costs), on an EPS, EBITDA, and cash flow basis and is projected to add incremental revenue of $24 million and, after general and administrative synergies, pro forma EBITDA of $5.6 million to Carmike’s financials for the trailing twelve month period ended June 30, 2015. A reconciliation of net income to pro forma EBITDA (a non-GAAP measure) is included below.

Sundance theatres acquired

Theatre	Location	Screens	3D Screens
Sundance Kabuki	San Francisco, CA	8	2
Sundance Cinemas Houston	Houston, TX	8	2
Sundance Cinemas Madison	Madison, WI	6	0
Sundance Sunset	West Hollywood, CA	5	0
Sundance Cinemas Seattle	Seattle, WA	10	3

Carmike’s President and Chief Executive Officer David Passman stated, “Sundance has been enormously successful in creating a compelling consumer experience and shares our mission and vision of offering a world class movie-going experience, including an impressive premium dining offering. Not only are these five theaters located in complementary locations with limited geographic overlap with our existing circuit, but they also offer tremendous opportunity to implement Carmike’s proven and successful guest experience strategies and combine our resources to achieve greater innovation that will benefit consumers, theater operations and increase shareholder value. We expect that this acquisition will allow Carmike to capture proportionally higher attendance rates for non-blockbuster titles and provide additional luxury expansion opportunities and meaningful cost synergies as we increase scale to optimize film exhibition and other support costs.”

Paul Richardson, Sundance Cinemas’ Chief Executive Officer commented “We are excited to join Carmike which brings together two exceptional organizations with a common culture of innovation and customer focus. Sundance has worked hard to deliver the highest levels of customer service across our theaters and we look forward to working together to increase Carmike’s leadership position in cinema dining and overall movie-going experience.”

SUNDANCE CINEMAS, LLC

SUPPLEMENTARY NON-GAAP RECONCILIATION

PRO FORMA EBITDA (Unaudited)

($ in thousands)

Twelve Months Ended June 30,
2015
Net Income[1]	$2,580
Depreciation and amortization[1]	1,381

EBITDA[1]	$3,961
General and administrative [2]	1,606

Pro forma EBITDA	$5,567

(1)	Net income, interest expense, depreciation and amortization expense and EBITDA, as defined below, reflect the historical results for the twelve month period ended June 30, 2015.
(2)	Represents estimated annual general and administrative synergies

EBITDA is defined as net income plus interest expense and depreciation and amortization. Pro forma EBITDA is defined as EBITDA, as defined above, plus general and administrative expense synergies.

The transaction does not provide for the expansion of the Sundance brand under Carmike’s ownership, however Carmike will have the ability under a license with Sundance Enterprises Inc. to continue to operate Sundance’s five theatres under the Sundance brand. King & Spalding LLP acted as legal counsel to Carmike Cinemas in this transaction. Salem Partners LLC acted as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Sundance Cinemas, LLC in this transaction.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation’s largest motion picture exhibitors. Carmike has 274 theatres with 2,909 screens in 41 states. The circuit includes 48 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 30 “BigDs,” 16 IMAX auditoriums and two MuviXL screens. As “America’s Hometown Theatre Chain” Carmike’s primary focus is mid-sized communities. Visit www.carmike.com for exact show-times and to purchase tickets.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates,” “seeks” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding results from our operating strategies, anticipated financial results from the Sundance acquisition and the operating impact of this acquisition. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: our ability to achieve expected results from our strategic acquisitions, general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 6.00% Senior Secured Notes due 2023; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2014, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Norberto Aja or Jennifer Neuman	Richard B. Hare
JCIR	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

# # #